Exhibit 10.1

Execution Copy

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT (this “Agreement”), dated as of December 28, 2005, by and among APPLIED DIGITAL SOLUTIONS, INC., a Missouri corporation (the “Company”), and each of the entities whose names appear on the signature pages hereof.  Such entities are each referred to herein as an “Investor” and, collectively, as the “Investors”.

A.                                   The Company wishes to sell to each Investor, and each Investor wishes to purchase, on the terms and subject to the conditions set forth in this Agreement, a Senior Secured Note of the Company in the form attached hereto as Exhibit A (a “Note” and, collectively with the other Senior Secured Notes sold hereunder, the “Notes”).

B.                                     The Company’s obligations under the Notes, including, without limitation, its obligation to make payments of principal thereof and interest thereon, shall be secured by certain assets and properties of the Company pursuant to a security agreement in the form attached hereto as Exhibit B (the “Security Agreement”), and a pledge agreement in the form attached hereto as Exhibit C (the “Pledge Agreement”, collectively with the Security Agreement, the “Security Documents”).

C.                                     The sale of the Notes by the Company to the Investors will be effected in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”) under the Securities Act (as defined below).

In consideration of the mutual promises made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Investor hereby agree as follows:

1.                                       PURCHASE AND SALE OF NOTES.

1.1                                 Closing.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth herein, the Company agrees to sell and each Investor agrees to purchase a Note with a principal amount equal to the amount set forth below such Investor’s name on the signature pages hereof.  The date on which the closing of such purchase and sale occurs (the “Closing”) is hereinafter referred to as the “Closing Date”. The Closing will be deemed to occur when (A) this Agreement and the other Transaction Documents (as defined below) have been executed and delivered by the Company and each Investor, (B) each of the conditions to the Closing described in this Agreement has been satisfied or waived as specified therein and (C) full payment of each Investor’s Purchase Price (as defined below) payable with respect to the Note being purchased by such Investor at the Closing has been made by wire transfer of immediately available funds against physical delivery by the Company of a duly executed Note.

1.2                                 Certain Definitions.  When used herein, the following terms shall have the respective meanings indicated:

“Affiliate” means, as to any Person (the “subject Person”), any other Person (a) that directly or indirectly through one or more intermediaries controls or is controlled by, or is under direct or indirect common control with, the subject Person, (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting equity of the subject Person, or (c) ten percent (10%) or more of the voting equity of which is directly or indirectly beneficially owned or held by the subject Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting equity, through representation on such Person’s board of directors or other management committee or group, by contract or otherwise.

“Agreement” has the meaning specified in the preamble to this Agreement.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the New York Stock Exchange is closed or on which banks are authorized by law to close in New York, New York.

“Closing” has the meaning given to it in Section 1.1 of this Agreement.

“Closing Date” has the meaning given to it in Section 1.1 of this Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock, par value $.01 per share, of the Company.

“Debt” means, as to the Company and any Subsidiary at any time: (a) all indebtedness, liabilities and obligations of the Company or any such Subsidiary for borrowed money; (b) all indebtedness, liabilities and obligations of the Company or any such Subsidiary to pay the deferred purchase price of Property or services, except (i) trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than 180 days or the payables outstanding as of the date hereof and set forth on Schedule 1.2(i) hereto, and (ii) the obligations of Government Telecommunications, Inc. arising in the ordinary course of business that are set forth on Schedule 1.2(ii) hereto; provided that the payment and/or performance of all such obligations described in foregoing clauses (i) and (ii) shall be made and performed at such time and in such manner that is consistent with past practice; (c) all capital lease obligations of the Company or any such Subsidiary; (d) all indebtedness, liabilities and obligations of others guaranteed by the Company or any such Subsidiary; (e) all indebtedness, liabilities and obligations secured by a Lien existing on Property owned by the Company or any such

Subsidiary, whether or not the indebtedness, liabilities or obligations secured thereby have been assumed by such Person or are non-recourse to such Person; (f) all reimbursement obligations of the Company or any such Subsidiary (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; and (g) all indebtedness, liabilities and obligations of such Person to redeem or retire shares of capital stock of the Company or any such Subsidiary.

“Disclosure Documents” means all SEC Documents filed with the Commission at least five (5) Business Days prior to the Execution Date via EDGAR in accordance with the requirements of Regulation S-T under the Exchange Act.

“Environmental Law” means any federal, state, provincial, local or foreign law, statute, code or ordinance, principle of common law, rule or regulation, as well as any permit, order, decree, judgment or injunction issued, promulgated, approved or entered thereunder, relating to pollution or the protection, cleanup or restoration of the environment or natural resources, or to the public health or safety, or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, discharge or disposal of hazardous materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations thereunder (or respective successors thereto).

“Execution Date” means the date of this Agreement.

“Existing Notes” has the meaning specified in Section 4.3 of this Agreement.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis, as set forth in (i) opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements of the Financial Accounting Standards Board and (iii) interpretations of the Commission and the Staff of the Commission.  Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period, except to the extent that new accounting standards have been adopted by such organizations applicable as of the current period.

“Governmental Authority” means any nation or government, any state, provincial or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation any stock exchange, securities market or self-regulatory organization.

“Governmental Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, license or other directive or requirement of any federal, state, county, municipal, parish, provincial or other Governmental Authority or any department, commission, board, court, agency or any other instrumentality of any of them.

“Intellectual Property” means any U.S. or foreign patents, patent rights, patent applications, trademarks, trade names, service marks, brand names, logos and other trade designations (including unregistered names and marks), trademark and service mark registrations and applications, copyrights and copyright registrations and applications, inventions, invention disclosures, protected formulae, formulations, processes, methods, trade secrets, computer software, computer programs and source codes, manufacturing research and similar technical information, engineering know-how, customer and supplier information, assembly and test data drawings or royalty rights.

“Investment Company Act” has the meaning specified in Section 3.22 of this Agreement.

“Investor” and “Investors” have the respective meanings specified in the preamble to this Agreement.

“Issue Date” means the first date on which the Notes are issued pursuant to this Agreement.

“Key Employee” means, with respect to the Company, its president, any vice president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy making function or any other person who performs similar policy making functions for the Company.  Executive officers of Subsidiaries may be deemed Key Employees if they perform such policy making functions for the Company.

“Lien” means, with respect to any Property, any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, tax lien, financing statement, pledge, charge, or other lien, charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Mandatory Redemption Event” has the meaning set forth in the Notes.

“Material Adverse Effect” means an effect that is material and adverse to (i) the consolidated business, operations, properties, financial condition or results of operations of the Company and its Pledged Subsidiaries taken as a whole, (ii) the transactions contemplated by this Agreement or the other Transaction Documents, or (iii) the ability of the Company to perform its obligations (or the ability of an Investor to enforce any such obligations) under this Agreement or the other Transaction Documents.

“Material Contracts” means, as to the Company, any agreement required pursuant to Item 601 of Regulation S-B or Item 601 of Regulation S-K, as applicable, promulgated under the Securities Act to be filed as an exhibit to any report, schedule, registration statement or definitive proxy statement filed or required to be filed by the Company with the Commission under the Exchange Act or any rule or regulation promulgated thereunder, and any and all amendments, modifications, supplements, renewals or restatements thereof.

“NASD” means the National Association of Securities Dealers, Inc.

“Non-Material Subsidiaries” means any Person (other than a Pledged Subsidiary) in which the Company owns at least a majority of the outstanding shares of stock or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors (or Persons performing similar functions) of such Person (regardless of whether or not at the time, in the case of a corporation, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency).

“Note” and “Notes” have the respective meanings specified in the preamble to this Agreement.

“Obligations” means any and all indebtedness, liabilities and obligations of the Company or any of its Subsidiaries to the Investor evidenced by and/or arising pursuant to this Agreement or any other Transaction Documents, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several or joint and several, including, without limitation, the obligations of the Company to repay principal of the Notes (and any premium thereon, if applicable), to pay interest on the Notes (including, without limitation, interest accruing after any bankruptcy, insolvency, reorganization or other similar filing) and to pay all indemnities, costs and expenses (including attorneys’ fees) provided for in this Agreement or any other Transaction Documents.

“Pension Plan” means an employee benefit plan (as defined in ERISA) maintained by the Company for employees of the Company or any of its Affiliates.

“Permitted Debt” means the following:

(a)                                  the Notes;

(b)                                 Debt outstanding on the Execution Date and disclosed on Schedule 3.5 hereto and any Debt incurred to replace any such outstanding Debt, as long as such replacement Debt is on terms not materially less favorable to the Company than the terms of such outstanding Debt, has no greater priority in payment or liquidation than such outstanding Debt, and matures at least ninety-one (91) days following the Maturity Date (as defined in the Notes);

(c)                                  Debt consisting of capitalized lease obligations and purchase money indebtedness incurred in connection with acquisition of capital assets and obligations under sale-leaseback or similar arrangements provided in each case that such obligations are not secured by Liens on any assets of the Company or any of its Subsidiaries other than the assets so leased; and

(d)                                 Subordinated Debt incurred by the Company that, individually or in the aggregate, does not exceed $2 million in principal or face amount.

“Permitted Liens” means the following:

(a)                                  Liens securing the Notes;

(b)                                 Liens in existence on the Execution Date and disclosed on Schedule 3.5 hereto;

(c)                                  encumbrances consisting of easements, rights-of-way, zoning restrictions or other restrictions on the use of real Property or imperfections to title that do not (individually or in the aggregate) materially impair the ability of the Company or any of its Subsidiaries to use such Property in its businesses, and none of which is violated in any material respect by existing or proposed structures or land use;

(d)                                 Liens for taxes, assessments or other governmental charges that are not delinquent or which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such Liens, and for which adequate reserves (as determined in accordance with GAAP) have been established;

(e)                                  Liens of mechanics, materialmen, warehousemen, carriers, landlords or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business or which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such Liens, for which adequate reserves (as determined in accordance with GAAP) have been established;

(f)                                    any interest or title of a lessor under any capitalized lease obligation, provided that such Liens do not extend to any property or assets which is not leased property subject to such capitalized lease obligation;

(g)                                 purchase money Liens to finance property or assets of the Company or any Subsidiary of the Company acquired in the ordinary course of business; provided, however, that (A) the related purchase money Debt shall not exceed the cost of such property or assets (including the cost of design, development, improvement, production, acquisition, construction, installation and integration) and shall not be secured by any property or assets of the Company or any Subsidiary of the Company other than the property and assets so acquired or constructed (and any improvements) and (B) the Liens securing such purchase money Debt shall be created within ten (10) days of such acquisition, construction or improvement; and

(h)                                 mortgages on real Property in existence on the Execution Date and disclosed on Schedule 3.19 hereto, and any replacements thereof, securing amounts not greater than the amounts secured thereby on the Execution Date.

“Person” means any individual, corporation, trust, association, company, partnership, joint venture, limited liability company, joint stock company, Governmental Authority or other entity.

“Pledge Agreement” has the meaning specified in the preamble to this Agreement.

“Pledged Subsidiaries” means Digital Angel Corporation, VeriChip Corporation, InfoTech USA, Inc. and the Subsidiaries.

“Principal Market” means the principal exchange or market on which the Common Stock is listed or traded.

“Property” means property and/or assets of all kinds, whether real, personal or mixed, tangible or intangible (including, without limitation, all rights relating thereto).

“Pro Rata Share” means, with respect to an Investor, the ratio determined by dividing (i) the principal amount of the Note or Notes purchased hereunder by such Investor by (ii) the aggregate principal amount of the Notes purchased hereunder by all of the Investors.

“Purchase Price” means, with respect to a Note, (A) the original principal amount of such Note times (B) 0.99.

“Regulation D” has the meaning specified in the preamble to this Agreement.

“Restricted Payment” means: (a) any dividend or other distribution (whether in cash, Property or obligations), direct or indirect, on account of (or the setting apart of money for a sinking or other analogous fund for) any shares of any class of capital stock of the Company or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to all of the holders of that class; (b) any redemption, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of the Company or any of its Subsidiaries now or hereafter outstanding; (c) any payment of principal of, premium, if any, or interest on, or any redemption, conversion, exchange, purchase, retirement, sinking fund or defeasance of, any Debt (whether upon acceleration of such Debt or otherwise); and (d) any loan, advance or payment to any officer or director of the Company or any of the Subsidiaries, exclusive of compensation and reimbursements paid to officers or directors that are approved by the Compensation Committee of the Board of Directors.  Notwithstanding the foregoing, the term “Restricted Payment” shall not include (x) the adjustment to the exercise or conversion price of any of the Company’s options, warrants or other convertible securities or (y) (1)

the issuance of securities upon exercise or conversion of the Company’s options, warrants or other convertible securities outstanding as of the date hereof or (2) the grant of additional options or warrants or the issuance of additional securities (and the redemption of unvested restricted stock for an amount equal to the purchase price thereof), in  case of the foregoing clauses (y)(1) or (y)(2) under any Company stock option or restricted stock plan approved by the independent members of the Board of Directors or by a committee of the Board of Directors consisting only of independent members of the Board of Directors, shall not be deemed to be a Restricted Payment.

“Rule 144” means Rule 144 under the Securities Act or any successor provision.

“Satellite” has the meaning specified in Section 3.10 of this Agreement.

“SEC Documents” has the meaning specified in Section 3.4 hereof.

“Securities Act” means the Securities Act of 1933, as amended (or any successor act), and the rules and regulations thereunder (or respective successors thereto).

“Security Agreement” has the meaning specified in the preamble to this Agreement.

“Security Documents” has the meaning specified in the preamble to this Agreement.

“Subordinated Debt” means Debt of the Company which is wholly unsecured (other than Permitted Liens) and subordinated, as to payment and liquidation, to the payment in full of the Notes, provided that with respect to Debt incurred in connection with a lending transaction (whether as primary obligor or guarantor), such Debt shall also be contractually subordinated, as to payment and liquidation, to the payment in full of the Notes and shall mature at least ninety-one (91) days following the Maturity Date (as defined in the Note).

“Subsidiary” means all or any of the following subsidiaries of the Company:  Computer Equity Corporation, Government Telecommunications, Inc., Pacific Decision Sciences Corporation, Perimeter Acquisition Corp., and Thermo Life Energy Corp.

“Termination Date” means the first date on which there are no Notes outstanding or any Obligations owed thereunder.

“Trading Day” means any day on which the Common Stock is purchased and sold on the Principal Market.

“Transaction Documents” means (i) this Agreement, (ii) the Notes, (iii) the Security Documents and (iv) all other agreements, documents and other instruments executed and delivered by or on behalf of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

“VeriChip Event” means either of the following:  (i) the sale by VeriChip Corporation or any successor entity of any shares of its common stock (the “VeriChip Common Stock”) in any transactions constituting a public offering, or (ii) the VeriChip Common Stock otherwise becomes registered pursuant to Section 12 of the Exchange Act.

1.3                                 Other Definitional Provisions.  All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined.  The words “hereof”, “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

2.                                       REPRESENTATIONS AND WARRANTIES OF EACH INVESTOR.

Each Investor (with respect to itself only) hereby represents and warrants to the Company and agrees with the Company that, as of the Execution Date:

2.1                                 Authorization; Enforceability.  Such Investor is duly and validly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization as set forth below such Investor’s name on the signature page hereof with the requisite corporate power and authority to purchase the Note to be purchased by it hereunder and to execute and deliver this Agreement and the other Transaction Documents to which it is a party.  This Agreement constitutes, and upon the execution and delivery thereof, each other Transaction Document to which such Investor is a party will constitute, such Investor’s valid and legally binding obligation, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) general principles of equity.

2.2                                 Investor Status and Intent.  Such Investor (i) is an “accredited investor” as that term is defined in Rule 501 of Regulation D and (ii) is acquiring the Notes solely for its own account and not with a present view to the public resale or distribution of all or any part thereof, except pursuant to sales that are registered under, or exempt from the registration requirements of, the Securities Act; provided, however, that in making such representation, such Investor does not agree to hold the Notes for any minimum or specific term and reserves the right to sell, transfer or otherwise dispose of the Notes at any time in accordance with the provisions of this Agreement and with Federal and state securities laws applicable to such sale, transfer or disposition. Such Investor can bear the economic risk of a total loss of its investment in the Notes and has such knowledge and experience in business and financial matters so as to enable it to understand the risks of and form an investment decision with respect to its investment in the Notes.

2.3                                 Information.  The Company has, prior to the Execution Date, provided such Investor with information regarding the business, operations and financial condition of the Company and has, prior to the Execution Date, granted to such Investor the opportunity to ask questions of and receive answers from representatives of the Company, its officers, directors, employees and agents concerning the Company and materials relating to the terms and conditions of the purchase and sale of the Notes hereunder, in order for such Investor to make an informed decision with respect to its investment in the Notes. Neither such information nor any other investigation conducted by such

Investor or any of its representatives shall modify, amend or otherwise affect such Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.

2.4                                 Limitations on Disposition.  Such Investor acknowledges that the Notes have not been and are not being registered under the Securities Act and may not be transferred or resold without registration under the Securities Act or unless pursuant to an exemption therefrom. Such Investor agrees that neither it nor any Person acting on its behalf or at its direction will engage in any transactions in securities of the Company prior to the time that the transactions contemplated by this Agreement are publicly disclosed.

2.5                                 Legend.  Such Investor understands that the Notes may bear at issuance a restrictive legend in substantially the following form:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and may not be offered for sale or sold unless a registration statement under the Securities Act and applicable state securities laws shall have become effective with regard thereto, or an exemption from registration under the Securities Act and applicable state securities laws is available in connection with such offer or sale.  This Note does not require physical surrender hereof in order to effect a partial payment or redemption hereof.  Accordingly, the outstanding principal amount of this note may be less than the principal amount shown below.  Notwithstanding the foregoing but subject to compliance with the requirements of the Securities Act and applicable state securities laws, these securities (i) may be pledged or hypothecated in connection with a bona fide margin account or other loan secured by such securities and (ii) may be transferred or assigned to an affiliate of the holder hereof.”

Notwithstanding the foregoing, it is agreed that, as long as such Notes (A) have been sold or transferred pursuant to an effective registration statement, (B) have been sold pursuant to Rule 144, subject to receipt by the Company of customary documentation reasonably acceptable to the Company in connection therewith, or (C) are eligible for resale under Rule 144(k) or any successor provision, such Notes shall be issued without any legend or other restrictive language and, with respect to Notes upon which such legend is stamped, the Company shall issue new certificates without such legend to the holder upon request.

2.6                                 Reliance on Exemptions.  Such Investor understands that the Notes are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations and warranties of such Investor set forth in this Section 2 in order to determine the availability of such exemptions and the eligibility of such Investor to acquire the Notes.

2.7                                 Fees.  Such Investor is not obligated to pay any commissions, compensation or other fee, cost or related expenditure to any underwriter, broker, agent or other representative in connection with the transactions contemplated hereby, other than legal fees to its counsel. Such

Investor will indemnify and hold harmless the Company from and against any claim by any Person alleging that, as a result of any agreement or arrangement between such Person and such Investor, the Company is obligated to pay any such commissions, compensations, fee, cost or related expenditure in connection with the transactions completed hereby.

3.                                       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  The Company hereby represents and warrants to each Investor as of the Execution Date (except that, to the extent that any representation or warranty relates to a particular date, the Company hereby makes such representation or warranty as of that particular date), and agrees with such Investor, as follows:

3.1                                 Organization, Good Standing and Qualification; Non-Material Subsidiaries.  Each of the Company and the Pledged Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to carry on its business as now conducted.  Each of the Company and the Pledged Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which it conducts business except where the failure so to qualify has not had or would not reasonably be expected to have a Material Adverse Effect.  None of the Non-Material Subsidiaries has any material business operations, and the aggregate fair market value of all of the assets of the Non-Material Subsidiaries does not exceed $50,000.

3.2                                 Authorization; Consents.  The Company has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents, and to issue and sell the Notes to the Investors in accordance with the terms hereof. All corporate action on the part of the Company by its officers, directors and shareholders necessary for the authorization, execution and delivery of, and the performance by the Company of its obligations under, the Transaction Documents to which it is a party has been taken, and no further consent or authorization of the Company or the Board of Directors, shareholders, any Governmental Authority or organization or any other person or entity is required.

3.3                                 Enforcement.  The Company has duly executed and delivered this Agreement and, at or prior to the Closing, shall have duly executed and delivered the other Transaction Documents to which it is a party.  This Agreement constitutes and, following the execution and delivery thereof by the Company, each other Transaction Document will constitute, the valid and legally binding obligations of the Company, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) general principles of equity.

3.4                                 Disclosure Documents; Agreements; Financial Statements; Other Information.  The Company has filed with the Commission all reports, schedules, registration statements and definitive proxy statements that the Company was required to file with the Commission on or after December 31, 2004 (collectively, the “SEC Documents”).  The Company is not aware of any event occurring or expected to occur on or prior to the Closing Date (other than the transactions effected hereby) that would require the filing of, or with respect to which the Company intends to file, a Form 8-K after the Closing. Each SEC Document, as of the date of the filing thereof with the Commission (or if amended or superseded by a filing prior to the Execution Date, then on the date of such amending or superseding filing), complied in all material respects with the requirements of the Securities Act or Exchange Act, as applicable, and the rules and regulations promulgated thereunder and, as of the date of such filing (or if amended or superseded by a filing prior to the Execution Date, then on the date of such filing), such SEC Document (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  All documents that are required to be filed as exhibits to the SEC Documents have been filed as required.  The Company has no liabilities, contingent or otherwise, other than liabilities incurred in the ordinary course of business that, under GAAP, are not required to be reflected in the financial statements included in the Disclosure Documents.  As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto. The financial statements included in the SEC Documents have been and will be prepared in accordance with GAAP consistently applied at the times and during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).

3.5                                 Capitalization; Debt Schedule.  The capitalization of the Company as of the Execution Date, including its authorized capital stock, the number of shares issued and outstanding, the number of shares issuable and reserved for issuance pursuant to the Company’s stock option plans and agreements, the number of shares issuable and reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for any shares of Common Stock, is set forth on Schedule 3.5 hereto.  All issued and outstanding shares of capital stock of the Company have been validly issued, fully paid and non-assessable. Except as disclosed on Schedule 3.5 hereto, the Company owns all of the capital stock of each Subsidiary.  All capital stock of the Pledged Subsidiaries owned by the Company is validly issued, fully paid and non-assessable, and no shares of the capital stock of the Company or any of the Subsidiaries are subject to preemptive rights or any other similar rights of the shareholders of the Company or any such Subsidiary or any Liens created by or through the Company or any such Subsidiary.  Except as disclosed on Schedule 3.5, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital stock of the Company or any of the Subsidiaries, or arrangements by which the Company or any of the Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of the Subsidiaries (whether pursuant to anti-dilution, “reset” or other similar provisions). Schedule 3.5 identifies all Debt of the Company and its Subsidiaries currently outstanding in excess of $200,000 individually or in the aggregate as of the Execution Date, and all such Debt scheduled on Schedule 3.5 represents, in the aggregate, not less than 80% of the total Debt of the Company and its Subsidiaries currently outstanding.

3.6                                 Due Authorization; Valid Issuance.  The Notes are duly authorized and, when issued, sold and delivered in accordance with the terms hereof, (i) will be duly and validly issued, free and clear of any Liens and (ii) assuming the accuracy of each Investor’s representations in this Agreement, will be issued, sold and delivered in compliance with all applicable Federal and state securities laws.

3.7                                 No Conflict.  Neither the Company nor any of the Pledged Subsidiaries is in violation of any provisions of its Articles of Incorporation, Bylaws or any other governing document.  Neither the Company nor any of Pledged Subsidiaries is in violation of or in default (and no event has occurred which, with notice or lapse of time or both, would constitute a default) under any provision of any instrument or contract to which it is a party or by which it or any of its Property is bound, or in violation of any provision of any Governmental Requirement applicable to the Company or any Pledged Subsidiary, except for any violation or default that has not had or would not reasonably be expected to have a Material Adverse Effect.  The (i) execution, delivery and performance of this Agreement and the other Transaction Documents and (ii) consummation of the transactions contemplated hereby and thereby (including without limitation, the issuance of the Notes) will not result in any violation of any provisions of the Company’s or any Subsidiary’s Articles of Incorporation, Bylaws or any other governing document or in a default under any provision of any instrument or contract to which it is a party or by which it or any of its Property is bound, or in violation of any provision of any Governmental Requirement applicable to the Company or any Pledged Subsidiary or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument or contract or an event which results in the creation of any Lien upon any assets of the Company or of any of the Pledged Subsidiaries or the triggering of any preemptive rights or rights of first refusal or first offer, or any other rights that would allow or permit the holders of the Company’s securities to purchase securities of the Company.

3.8                                 Financial Condition; Taxes; Litigation.

3.8.1  The financial condition of the Company and each Subsidiary is, in all material respects, as described in the Disclosure Documents, except for changes in the ordinary course of business and normal year-end adjustments.  Except as otherwise described on Schedule 3.8.1 hereto or as disclosed in the Disclosure Documents, as of the date hereof and as of the Closing Date, there has been no material adverse change to the business, operations, properties, financial condition, or results of operations of the Company and the Subsidiaries taken as a whole since the date of the Company’s most recent audited financial statements contained in the Disclosure Documents.

3.8.2  Each of the Company and its Pledged Subsidiaries has prepared in good faith and duly and timely filed all tax returns required to be filed by it and such returns are complete and accurate in all material respects and each of the Company and its Pledged Subsidiaries has paid all taxes required to have been paid by it, except for taxes which it reasonably disputes in good faith or the failure of which to pay has not had or would not reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any Subsidiary has any material liability with respect to taxes that accrued on or before the date of the most recent balance sheet of the Company included in the Disclosure Documents in excess of the amounts accrued with respect thereto that are reflected on such balance sheet.

3.8.3  Except as otherwise described on Schedule 3.8.3 hereto, neither the Company nor any of the Pledged Subsidiaries is the subject of any pending or, to the Company’s knowledge,

threatened inquiry, investigation or administrative or legal proceeding by the Internal Revenue Service, the taxing authorities of any state or local jurisdiction (other than with respect to taxes which it reasonably disputes in good faith or the failure of which to pay has not had or would not reasonably be expected to have a Material Adverse Effect), the Commission, the NASD, any state securities commission or other Governmental Authority.

3.8.4  Except as described on Schedule 3.8.4 hereto, there is no material claim, litigation or administrative proceeding pending, or, to the Company’s knowledge, threatened or contemplated, against the Company or any of the Pledged Subsidiaries, or, to the Company’s knowledge, against any officer, director or employee of the Company or any such Pledged Subsidiary in connection with such person’s employment therewith.  Neither the Company nor any of the Pledged Subsidiaries is a party to or subject to the provisions of, any order, writ, injunction, judgment or decree of any court or Governmental Authority which has had or would reasonably be expected to have a Material Adverse Effect.

3.9                                 Intellectual Property.  Except as set forth in Schedule 3.9, no claim is pending or, to the Company’s knowledge, threatened against the Company or any of the Pledged Subsidiaries nor has the Company or any of the Pledged Subsidiaries received any written notice or other written claim from any Person asserting that any of the Company’s or the Pledged Subsidiaries’ present or contemplated activities infringe or may infringe any Intellectual Property of such Person, and the Company is not aware of any infringement by any other Person of any rights of the Company or any of the Pledged Subsidiaries under any Intellectual Property, except as has not had and would not reasonably be expected to have a Material Adverse Effect.

3.10                           Solicitation; Other Issuances of Securities.  Neither the Company nor any of the Pledged Subsidiaries or Affiliates, nor any person acting on its or their behalf, (i) has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Notes, (ii) has, following the execution of the term sheet relating to the offer and sale of the Notes, engaged in any discussion with any Person other than Satellite Asset Management, L.P. (“Satellite”) and solicited or accepted any offers from, or entered into any direct or indirect agreement or understanding with, any such Person, in connection with a private financing or securities issuance, or (iii) has, directly or indirectly, made any offers or sales of any security or the right to purchase any security, or solicited any offers to buy any security or any such right, under circumstances that would require registration of the Notes under the Securities Act.

3.11                           Fees.  Except as described on Schedule 3.11 hereto, the Company is not obligated to pay any brokers, finders or financial advisory fees or commissions to any underwriter, broker, agent or other representative in connection with the transactions contemplated hereby.  The Company will indemnify and hold harmless such Investor from and against any claim by any person or entity alleging that such Investor is obligated to pay any such compensation, fee, cost or related expenditure in connection with the transactions contemplated hereby.

3.12                           Foreign Corrupt Practices.  Neither the Company, any of the Pledged Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any of the Pledged Subsidiaries, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee including, without limitation, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, or (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

3.13                           Key Employees.  Each Key Employee is currently serving in the capacity described in the Disclosure Documents.  The Company has no knowledge of any fact or circumstance (including without limitation (i) the terms of any agreement to which such person is a party or any litigation in which such person is or may become involved and (ii) any illness or medical condition that could reasonably be expected to result in the disability or incapacity of such person) that would limit or prevent any such person from serving in such capacity on a full-time basis in the foreseeable future, or of any intention on the part of any such person to limit or terminate his or her employment with the Company.

3.14                           Employee Matters.  There is no strike, labor dispute or union organization activities pending or, to the knowledge of the Company, threatened between it and its employees.  No employees of the Company belong to any union or collective bargaining unit.

3.15                           Environment.  To the Company’s knowledge, except as disclosed in the Disclosure Documents, the Company and the Pledged Subsidiaries have no liabilities under any Environmental Law nor, to the Company’s knowledge, do any factors exist that are reasonably likely to give rise to any such liability, affecting any of the properties owned or leased by the Company or any of the Pledged Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of the Pledged Subsidiaries has violated any Environmental Law applicable to it now or previously in effect, other than such violations or infringements that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

3.16                           ERISA.  The Company is in compliance in all material respects with the presently applicable provisions of ERISA and the United States Internal Revenue Code of 1986, as amended, with respect to each Pension Plan except in any such case for any such matters that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

3.17                           Disclosure.  The representations, warranties and written statements contained in the Disclosure Documents, this Agreement and the other Transaction Documents and in the certificates, exhibits and schedules delivered to such Investor by the Company pursuant to this Agreement and the other Transaction Documents and in connection with such Investor’s due diligence investigation of the Company and the Pledged Subsidiaries, taken as a whole, do not contain any untrue statement of a material fact, and do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. Except for the terms of this Agreement and the other Transaction Documents, neither the Company nor any Person acting on its behalf or at its direction has provided such Investor with material non-public information.  Following the issuance of the press release in accordance with Section 4.1(c) hereof, to the Company’s knowledge, such Investor will not possess any material non-public information concerning the Company as a result of information provided directly to such Investor by the Company or its agents or representatives. The Company acknowledges that each Investor is relying on the representations, acknowledgments and agreements made by the Company in Section 3 hereof and elsewhere in this Agreement in making investing, trading and/or other decisions concerning the Company’s securities.

3.18                           Insurance.  The Company and the Pledged Subsidiaries have insurance in such amounts and covering such losses and risks as is reasonably sufficient and customary in the businesses in which the Company and the Pledged Subsidiaries are engaged, except where the failure to maintain such insurance has not had or would not reasonably be expected to have a Material Adverse Effect. No notice of cancellation has been received for any of such policies and the Company and the Pledged Subsidiaries are in compliance in all material respects with all of the terms and conditions thereof.  The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue to conduct its business as currently conducted without a significant increase in cost (other than cost increases generally affecting the market for such insurance).  Without limiting the generality of the foregoing, the Company maintains director’s and officer’s insurance in the amount set forth on Schedule 3.18.

3.19                           Property.  The Company and the Pledged Subsidiaries have valid and legal title to all real and personal Property owned by them, and in the case of the Company and the Subsidiaries, such Property is owned free and clear of all Liens other than Permitted Liens.  To the Company’s knowledge, any Property held under lease by the Company or any of the Pledged Subsidiaries is held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such Property by the Company or any of the Pledged Subsidiaries.  Schedule 3.19 sets forth all real property owned by the Company and all mortgages or other liens (other than Permitted Liens specified in paragraphs (c), (d) and (e) in the definition thereof) encumbering such Property.

3.20                           Regulatory Permits.  The Company and Pledged Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to have any such authorization or permit would not have a Material Adverse Effect, and neither the Company nor any such Pledged Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

3.21                           Exchange Act Registration; Listing.  The Company’s Common Stock is registered pursuant to Section 12(g) of the Exchange Act and the Company has taken no action designed to, or which, to the knowledge of the Company, would reasonably be expected to have the effect of, terminating the registration of the Common Stock under the Exchange Act.  The Company currently meets the eligibility requirements for quotation of the Common Stock on the Nasdaq SmallCap Market, and has not received any notice from the NASD that it does not currently satisfy such requirements or that such continued quotation is in any way threatened.

3.22                           Investment Company Status. The Company is not, and immediately after receipt of payment for the Notes issued under this Agreement will not be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment

Company Act of 1940, as amended (the “Investment Company Act”), and shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

3.23                           Transfer Taxes. No stock transfer or other taxes (other than income taxes) are required to be paid in connection with the issuance and sale of any of the Notes, other than such taxes for which the Company has established appropriate reserves and intends to pay in full on or before the Closing.

3.24                           Sarbanes-Oxley Act; Internal Controls and Procedures.   The Company is in compliance in all material respects with all applicable requirements of the Sarbanes-Oxley Act of 2002 and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Except as set forth in the Disclosure Documents, the Company maintains internal accounting controls, policies and procedures, and such books and records as are reasonably designed to provide reasonable assurance that (i) all transactions to which the Company or any of the Pledged Subsidiaries is a party or by which its properties are bound are effected by a duly authorized employee or agent of the Company, supervised by and acting within the scope of the authority granted by the Company’s senior management; (ii) the recorded accounting of the Company’s consolidated assets is compared with existing assets at regular intervals; and (iii) all transactions to which the Company or any of the Pledged Subsidiaries is a party, or by which its properties are bound, are recorded (and such records maintained) in accordance with all Governmental Requirements and as may be necessary or appropriate to ensure that the financial statements of the Company are prepared in accordance with GAAP, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.25                           Transactions with Interested Persons.   Except as set forth in Schedule 3.25, no officer, director or employee of the Company or any of the Pledged Subsidiaries is or has made any arrangements with the Company or any of the Pledged Subsidiaries to become a party to any transaction with the Company or any of the Pledged Subsidiaries (other than for services as employees, consultants, officers and directors), that could reasonably be considered material to the Company, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.26                           Customers and Suppliers.  The relationships of the Company and the Pledged Subsidiaries with the material customers and suppliers of the Company and the Pledged Subsidiaries, taken as a whole, are maintained on commercially reasonable terms.  To the Company’s knowledge, no customer or supplier of the Company or any of the Pledged Subsidiaries has any plan or intention to terminate any agreement with the Company or such Pledged Subsidiary, which termination would reasonably be expected to have a Material Adverse Effect.

3.27                           No Other Agreements.  The Company has not, directly or indirectly, entered into any agreement with or granted any right to any Investor relating to the terms or conditions of the transactions contemplated by the Transaction Documents, except as expressly set forth in the Transaction Documents.

4.                                       COVENANTS OF THE COMPANY AND EACH INVESTOR.

4.1                                 The Company agrees with each Investor that the Company will:

(a)                                  file a Form D with the Commission with respect to the Notes issued at the Closing as and when required by Regulation D and provide a copy thereof to such Investor promptly after such filing at such Investor’s request;

(b)                                 take such action as the Company reasonably determines upon the advice of counsel is necessary to qualify the Notes for sale under applicable state or “blue-sky” laws or obtain an exemption therefrom, and shall promptly provide evidence of any such action to such Investor at such Investor’s request;

(c)                                  (i) on or prior to 8:30 a.m. (eastern time) on the Business Day immediately following the Execution Date, issue a press release disclosing the material terms of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and (ii) on or prior to 5:00 p.m. (eastern time) on the Business Day immediately following the Execution Date, file with the Commission a Current Report on Form 8-K disclosing the material terms of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including as exhibits this Agreement and the other Transaction Documents, and provide each Investor with a receipt that such report has been accepted for filing by the Commission; provided, however, that each Investor shall have a reasonable opportunity to review and comment on any such press release or Form 8-K prior to the issuance or filing thereof.  Thereafter, the Company shall timely file any filings and notices required by the Commission or applicable law with respect to the transactions contemplated hereby.

4.2                                 Existence and Compliance.  The Company agrees that it will, during the period beginning on the Execution Date and ending on the Termination Date:

(a)                                  maintain its and each of its Subsidiaries’ corporate existence in good standing;

(b)                                 pay or discharge before becoming delinquent (i) all taxes, levies, assessments and governmental charges imposed on it or its income or profits or any of its Property and (ii) all lawful claims for labor, material and supplies, which, if unpaid, might become a Lien upon any of its Property, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that the Company shall not be required to pay or discharge any tax, levy, assessment or governmental charge, or claim for labor, material or supplies, whose amount, applicability or validity is being contested in good faith by appropriate proceedings being diligently pursued and for which adequate reserves have been established under GAAP;

(c)                                  comply with all Governmental Requirements applicable to the operation of its business, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that the Company shall not be required to comply with any Governmental Requirements, the applicability or validity of which is being contested in good faith by appropriate proceedings being diligently pursued and for which adequate reserves have been established under GAAP;

(d)                                 comply with all agreements, documents and instruments binding on it or affecting its Properties or business, including, without limitation, all Material Contracts, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e)                                  timely file with the Commission all reports required to be filed pursuant to the Exchange Act and refrain from terminating its status as an issuer required by the Exchange Act to file reports thereunder even if the Exchange Act or the rules or regulations thereunder would permit such termination;

(f)                                    use commercially reasonable efforts to maintain adequate insurance coverage (including director and officer insurance) for the Company and each Subsidiary.

4.3                                 Use of Proceeds.  The Company shall use the proceeds from the sale of the Notes as follows: (i) concurrently with the Closing, the Company shall redeem in full all unpaid principal and accrued interest on the Senior Unsecured Notes held by Satellite Strategic Finance Associates, LLC and Satellite Strategic Finance Partners, Ltd. (the aggregate amount of which is approximately $5,500,000 as of the Execution Date (the “Existing Notes”)); and (ii) the remaining proceeds shall be used for general corporate purposes.  The Company shall, no later than one Business Day after the Closing, deliver evidence reasonably satisfactory to the Investor that all of the Existing Notes have been repaid in full.

4.4                                 Limitation on Debt and Liens. During the period beginning on the Execution Date and ending on the Termination Date, the Company shall refrain, and shall ensure that each of its Subsidiaries refrains, (a) from incurring any Debt (including without limitation by issuing any Debt securities) or increasing the amount of any existing line of credit or other Debt facility beyond the amount outstanding on the date hereof, other than Permitted Debt, and (b) from granting, establishing or maintaining any Lien on any of its assets, including without limitation any pledge of securities owned or held by it (including without limitation any securities issued by any such Subsidiary), other than Permitted Liens.

4.5                                 Restricted Payments.  During the period beginning on the Execution Date and ending on the Termination Date, the Company will not, nor will it permit any Subsidiary of the Company to, make any Restricted Payments, except that:

(a)                                  the Company shall redeem the Existing Notes in accordance with Section 4.3 of this Agreement.

(b)                                 the Company and the Subsidiaries may make scheduled payments of principal and interest accrued on any Permitted Debt; and

(c)                                  Subsidiaries of the Company may make Restricted Payments to the Company;

provided, however, that no Restricted Payments may be made pursuant to clause (b) or (c) above if a Mandatory Redemption Event (or an event or circumstance that with the giving of notice or lapse of time would constitute a Mandatory Redemption Event) exists at the time of such Restricted Payment or would result therefrom.

4.6                                 Mergers and Consolidations.  During the period beginning on the Execution Date and ending on the Termination Date, the Company will not, and will not permit any Subsidiary of the Company to, without the prior written consent of Investors holding at least a majority in principal amount of the Notes then outstanding (which consent will not be unreasonably withheld), merge with or consolidate into, any Person, except that (i) any of the Company’s wholly owned subsidiaries may merge with, consolidate into the Company or another of the Company’s wholly owned subsidiaries, (ii) the Company or any Subsidiary may effect a merger solely for the purpose of changing its jurisdiction of incorporation, and (iii) the Company or any Subsidiary may effect an event permitted by Section 4.7, provided that such event does not result in a change of control of the Company or such Subsidiary, and the Company or such Subsidiary, as the case may be, is the surviving entity .

4.7                                 Acquisitions and Investments.  During the period beginning on the Execution Date and ending on the Termination Date, the Company will not, nor will it permit any Subsidiary of the Company to, purchase or otherwise acquire the capital stock or other equity interests in or assets (constituting a business unit) of, any Person or agree to do so, unless (a) the business or entity to be acquired has had net positive cash flow from operations (determined in accordance with GAAP after deducting the amount of capital expenditures) during the twelve-month period immediately preceding such acquisition and (b) the Company in good faith believes that the acquired business or entity will continue to generate such positive cash flow during the twelve-month period immediately following such acquisition.

4.8                                 [Intentionally Omitted]

4.9                                 Transactions with Affiliates. During the period beginning on the Execution Date and ending on the Termination Date, the Company agrees that any transaction or arrangement between the Company or any of the Pledged Subsidiaries and any Affiliate or employee of the Company shall be effected on an arms’ length basis and shall be approved by the Board of Directors, including a majority of the Company’s directors not having an interest in such transaction.

4.10                           Disposition of Assets. During the period beginning on the Execution Date and ending on the Termination Date, the Company shall not, nor will it permit any Subsidiary to, contribute, sell or otherwise transfer any of its material Properties to any of its direct or indirect subsidiaries, including, without limitation, the Pledged Subsidiaries, Non-Material Subsidiaries and any newly created subsidiaries of the Company.

4.11                           Use of Investor Name.  Except as may be required by applicable law and/or this Agreement, the Company shall not use, directly or indirectly, any Investor’s name or the name of any of its Affiliates in any advertisement, announcement, press release or other similar communication unless it has received the prior written consent of such Investor or its Affiliate, as the case may be, for the specific use contemplated or as otherwise required by applicable law or regulation.

4.12                           Limitations on Disposition.  No Investor shall sell, transfer, assign or dispose of any Notes, unless:

(a)                                  there is then in effect an effective registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b)                                 such Investor has notified the Company in writing of any such disposition and furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such Notes under the Securities Act; provided, however, that no such opinion of counsel will be required (A) if the sale, transfer or assignment is made to an Affiliate of such Investor in compliance with applicable securities laws, provided that such Affiliate provides the Company with customary accredited investor and investment representations and agrees to be bound by the terms and conditions of this Agreement, (B) if the sale, transfer or assignment is made pursuant to Rule 144 and such Investor provides the Company with customary representations and/or other evidence reasonably satisfactory to the Company that the proposed transaction satisfies the requirements of Rule 144, or (C) in connection with a bona fide pledge or hypothecation of any Notes under a margin arrangement with a broker-dealer or other financial institution or the sale of any such Notes by such broker-dealer or other financial institution following such Investor’s default under such margin arrangement.

4.13                           Disclosure of Information. The Company agrees that it will not at any time following the Execution Date disclose material non-public information to any Investor without first obtaining such Investor’s written consent to such disclosure.

4.14                           Indemnification of Investors.   The Company will indemnify and hold each Investor and its directors, managers, officers, shareholders, members, partners, employees and agents (each, an “Investor Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Investor Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against an Investor, or any of them or their respective Affiliates, by any shareholder of the Company who is not an Affiliate of such Investor, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Investor’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Investor may have with any such shareholder or any violations by such Investor of state or federal securities laws or any conduct by such Investor which constitutes fraud, gross negligence, willful misconduct or malfeasance).  If any action shall be brought against any Investor Party in respect of which indemnity may be sought pursuant to this Agreement, such Investor Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing and to control any settlement of the claim; provided, however, that the Company will not settle any claim unless it first obtains the consent of the relevant Investor Parties, which consent shall not be unreasonably withheld if such settlement (i) does not require the Investor Parties to make any payment that is not indemnified under this Agreement, (ii) does not impose any non-financial obligations on the Investor Parties and (iii) does not require an acknowledgment of wrongdoing on the part of the Investor Parties.  Any Investor Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Investor Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time following such Investor Party’s written request that it do so, to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Investor Party.  The Company will not be liable to any Investor Party under this Agreement (i) for any settlement by an Investor Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed (it being agreed that it shall not be unreasonable for the Company to withhold or delay such consent if the Company (x) has acknowledged in writing its obligation to indemnify such Investor Party with respect to such matter, (y) the Company has assumed and is actively and in good faith pursuing the defense of such matter as herein provided, and (z) provided to such Investor Party reasonably acceptable evidence that the Company is able to comply with its indemnification obligations hereunder); or (ii) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to such Investor Party’s wrongful actions or omissions, or gross negligence or to such Investor Party’s breach of any of the representations, warranties, covenants or agreements made by such Investor in this Agreement or in the other Transaction Documents.

5.                                       CONDITIONS TO CLOSING.

5.1                                 Conditions to Investors’ Obligations at the Closing.  Each Investor’s obligations to effect the  Closing, including, without limitation, its obligation to purchase a Note at the Closing, are conditioned upon the fulfillment (or waiver by such Investor in its sole and absolute discretion) of each of the following events as of the Closing Date:

5.1.1                                                the representations and warranties of the Company set forth in this Agreement and in the other Transaction Documents shall be true and correct in all material respects as of such date as if made on such date (except that to the extent that any such representation or warranty relates to a particular date, such representation or warranty shall be true and correct in all material respects as of that particular date);

5.1.2                                                the Company shall have complied with or performed in all material respects all of the agreements, obligations and conditions set forth in this Agreement and in the other Transaction Documents that are required to be complied with or performed by the Company on or before the Closing;

5.1.3                                                the Closing Date shall occur on a date that is not later than December 29, 2005;

5.1.4                                                the Company shall have delivered to such Investor a certificate, signed by the Chief Executive Officer and Chief Financial Officer of the Company, certifying that the conditions specified in subparagraphs 5.1.1, 5.1.2, 5.1.9 and 5.1.10 of this Section 5.1 have been fulfilled as of the Closing, it being understood that such Investor may rely on such certificate as though it were a representation and warranty of the Company made herein;

5.1.5                                                the Company shall have delivered to such Investor an opinion or opinions of counsel for the Company, dated as of the Closing Date, that is in form and substance reasonably acceptable to such Investor (including perfection opinions with respect to the security interests granted under the Security Documents);

5.1.6                                                the Company shall have delivered to such Investor the duly executed Note being purchased by such Investor at the Closing;

5.1.7                                                the Company shall have executed and delivered to such Investor all of the Transaction Documents;

5.1.8                                                the Company shall have delivered to such Investor a certificate, signed by the Secretary or an Assistant Secretary of the Company, attaching (i) the Certificate of Incorporation, By-Laws or similar governing documents of the Company, and (ii) resolutions passed by the Board of Directors, authorizing the transactions contemplated hereby and by the other Transaction Documents, and certifying that such documents are true and complete copies of the originals and that such resolutions have not been amended or superseded, it being understood that such Investor may rely on such certificate as a representation and warranty of the Company made herein;

5.1.9                                                there shall have occurred no material adverse change in the Company’s consolidated business or financial condition since the date of the Company’s most recent financial statements contained in the Disclosure Documents; and

5.1.10                                          there shall be no injunction, restraining order or decree of any nature of any court or Government Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby or by the other Transaction Documents.

5.2                                 Conditions to Company’s Obligations at the Closing.  The Company’s obligations to effect the Closing with each Investor are conditioned upon the fulfillment (or waiver by the Company in its sole and absolute discretion) of each of the following events as of the Closing Date:

5.2.1                                                the representations and warranties of such Investor set forth in this Agreement and in the other Transaction Documents shall be true and correct in all material respects as of such date as if made on such date (except that, to the extent that any such representation or warranty relates to a particular date, such representation or warranty shall be true and correct in all material respects as of that particular date);

5.2.2                                                such Investor shall have complied with or performed all of the agreements, obligations and conditions set forth in this Agreement and in the other Transaction Documents that are required to be complied with or performed by such Investor on or before the Closing;

5.2.3                                                there shall be no injunction, restraining order or decree of any nature of any court or Government Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby or by the other Transaction Documents;

5.2.4                                                such Investor shall have executed each Transaction Document to which it is a party and shall have delivered the same to the Company; and

5.2.5                                                such Investor shall have tendered to the Company the Purchase Price for the Note being purchased by it at the Closing by wire transfer of immediately available funds.

6.                                       MISCELLANEOUS.

6.1                                 Survival; Severability.  The representations, warranties and covenants made by the parties herein and in the other Transaction Documents shall survive the Closing notwithstanding any due diligence investigation made by or on behalf of the party seeking to rely thereon; provided, however, that the representations and warranties made by the parties herein and in the other Transaction Documents shall survive only until the Termination Date. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that in such case the parties shall negotiate in good faith to replace such provision with a new provision which is not illegal, unenforceable or void, as long as such new provision does not materially change the economic benefits of this Agreement to the parties.

6.2                                 Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. After the Closing, each Investor may assign its rights and obligations hereunder, in connection with any private sale or transfer of the Notes in accordance with the terms hereof, as long as (i) such transfer does not result in more than five holders of the Notes (provided that all holders of the Notes that are funds managed and controlled by Satellite shall be deemed to count as one holder for purposes of this sentence), and (ii)  the transferee executes an acknowledgment agreeing to be bound by the applicable provisions of this Agreement, in which case the term “Investor” shall be deemed to refer to such transferee as though such transferee were an original signatory hereto. The Company may not assign its rights or obligations under this Agreement.

 6.3                              No Reliance.  Each party acknowledges that (i) it has such knowledge in business and financial matters as to be fully capable of evaluating this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, (ii) it is not relying on any advice or representation of any other party in connection with entering into this Agreement, the other Transaction Documents or such transactions (other than the representations made in this Agreement or the other Transaction Documents), (iii) it has not received from any other party any assurance or guarantee as to the merits (whether legal, regulatory, tax, financial or otherwise) of entering into this Agreement or the other Transaction Documents or the performance of its obligations hereunder and thereunder, and (iv) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and has entered into this Agreement and the other Transaction Documents based on its own independent judgment and on the advice of its advisors as it has deemed necessary, and not on any view (whether written or oral) expressed by any other party.

6.4                                 [Intentionally Omitted]

6.5                                 Injunctive Relief.  Each Investor, on the one hand, and the Company, on the other hand, each acknowledges and agrees that a breach by it of its obligations hereunder will cause irreparable harm to the non-breaching party and that the remedy or remedies at law for any such breach will be inadequate and agrees, in the event of any such breach, in addition to all other available remedies, the non-breaching party shall be entitled to an injunction restraining any breach and requiring immediate and specific performance of such obligations without the necessity of showing economic loss.

6.6                                 Governing Law; Jurisdiction.  This Agreement shall be governed by and construed under the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.  Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City and County of New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

6.7                                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  This Agreement may be executed and delivered by facsimile transmission.

6.8                                 Headings.  The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.9                                 Notices.  Any notice, demand or request required or permitted to be given by the Company or the Investors pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day and (ii) on the next Business Day after timely delivery to an overnight courier, addressed as follows:

If to the Company:

Applied Digital Solutions, Inc.

1690 S. Congress Avenue, Suite 200
Delray Beach, FL 33445

Attn: Scott R. Silverman

Tel: 561-805-8000

Fax:561-805-0002

with a copy to:

Holland & Knight LLP

701 Brickell Avenue, Suite 3000

Miami, FL  33131

Attn: Harvey A. Goldman, Esq.

Tel:  305-374-8500

Fax: 305-789-7799

and if to any Investor, to such address for such Investor as shall appear on the signature page hereof executed by such Investor, or as shall be designated by such Investor in writing to the Company in accordance with this Section 6.9.

6.10                           Expenses.  The Company and each Investor shall pay all costs and expenses that it incurs in connection with the negotiation, execution, delivery and performance of this Agreement or the other Transaction Documents, provided, however, that the Company shall, at the Closing, pay Satellite $60,000 for out-of-pocket expenses (including without limitation the reasonable legal fees and expenses of Mazzeo Song LLP) incurred or to be incurred by Satellite in connection with its due diligence investigation of the Company and the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Documents. At the Closing, such expenses may be netted out of the Purchase Price payable by any Investor managed by Satellite or one of its Affiliates.

6.11                           Entire Agreement; Amendments.  This Agreement and the other Transaction Documents constitute the entire agreement between the parties with regard to the subject matter hereof and thereof, superseding all prior agreements or understandings, whether written or oral, between or among the parties.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended or waived except pursuant to a written instrument executed by the Company and the holders of at least two-thirds (2/3) of the unpaid principal of the Notes then outstanding.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the undersigned have executed this Note Purchase Agreement as of the date first-above written.

APPLIED DIGITAL SOLUTIONS, INC.

By:	/s/ Evan C. McKeown
Name: Evan C. McKeown
Title: Senior Vice President and Chief Financial Officer

IN WITNESS WHEREOF, the undersigned have executed this Note Purchase Agreement as of the date first-above written.

SATELLITE SENIOR INCOME FUND, LLC

By:	Satellite Asset Management, L.P., its Manager

	By:	/s/ Simon Raykher
Name: Simon Raykher
Title: General Counsel

ADDRESS:

c/o Satellite Asset Management, L.P.
623 Fifth Avenue, 20th Floor
New York, New York 10022
	Tel:	212-209-2000
	Fax:	212-209-2021

Principal Amount of Note to be Purchased: $12,000,000.00